Hercules Project, Lyon County, Nevada

Technical Report and Resource Estimation

Prepared by

Paul D. Noland, CPG

for

Willow Creek Enterprises

March 25, 2011

Contents

TABLES

LIST OF FIGURES Following Page

1. SUMMARY

This report provides a summary of the Hercules Gold Prospect and makes recommendations for further exploration. The report was prepared at the request of Mr. Herb Duerr for Willow Creek Resources, as a technical report in support of acquisition of the property and equity financing. This report utilizes guidelines and language as defined in an NI 43-101 instrument recognized by the Canadian stock exchanges and JORC Code as specified for acceptance by the Australian stock exchange. This report is authored by a Qualified Person as defined by NI43101 and Certified Professional Geologist. The author is registered as professional geologist under the jurisdiction of The American Institute of Professional Geologists (AIPG), and holds AIPG Certified Professional Geologist registration number CPG-11293. The ultimate goal of this report is to be acceptable to any or all of the above mentioned regulatory bodies, with minor modifications as necessary.

The Hercules property is located in western Lyon County, Nevada approximately 30 miles south of Reno. The property is comprised of 86 lode mineral claims at the northern end of the Pine Nut Mountains in west-central Nevada. The claims are under option from MinQuest, Inc., a private Nevada corporation.

Epithermal gold-silver mineralization on the Hercules property occurs within Tertiary age andesitic flow and pyroclastic volcanic rocks associated with at least ten separate en echelon fault zones. This rock sequence has been intruded by a series of volcanic plugs, which in turn are cut by high-angle faults. The entire rock package has been blanketed by post-mineral basalt and rhyodacite flows.

Although there are no official records of production from early turn of the century mining efforts, the Hercules Mine, located within the property boundary, is estimated to have produced 5,000 ounces of gold and 20,000 ounces of silver from quartz veins based on volume of underground stoping. Recent exploration on the property from 1983 to 2007 includes 212 reverse circulation holes and 9 core holes totaling 51,088.5 feet. Most of the drilling targeted shallow, oxide gold and silver mineralization amenable to open pit mining and heap leach methods. This exploration has met with success in delineating shallow, oxidized precious metal resources in several of the historic targeted areas. Systematic exploration for deep, high-grade vein systems similar to the Comstock Lode has not been undertaken on the Hercules property, but is considered a viable exploration concept.

A resource estimation has been completed by the author. The resource estimation utilizes a cut-off grade of 0.010 opt gold-equivalent (AuEq). This cutoff is deemed viable based on the shallow, oxide nature of the mineralization and the limited metallurgy conducted on various drill cuttings and trench samples. A drill indicated resource of approximately 16.5 million tons at an average grade of 0.024 gold-equivalent from all resource areas was calculated. This equates to approximately 400 thousand contained ounces of gold-equivalent. An additional inferred resource of approximately 20 million tons at an average grade of 0.021 gold-equivalent (AuEq) was calculated. The inferred resource includes areas of veining and silicification along strike of the known drilling. Surface sampling confirms that the altered areas contain gold and silver values of equal or better grades to those encountered in the drill indicated areas. This inferred resource equates to contained gold-equivalent ounces of approximately 417 thousand. Gold-equivalent (AuEq) is calculated by adding the assayed gold value to 1/60 of the assayed silver value.

Methods and procedures utilized in these resource calculations are described in detail in Section 17, 'Mineral Resource and Mineral Reserve Estimates'.

Rock-chip samples collected by Goodall (Goodall, 2003) from surface vein exposures at Hercules returned concentrations of gold ranging from 1.1 to 2.0 gpt gold. Additional samples were collected by the author during a visit to the property on January 31, 2011. The samples were collected from six separate mineralized zones throughout the property. These results confirmed the previous sampling of Goodall with values ranging from 0.03 to 2.3 gpt gold and .7 to 238 gpt silver. These results are within the anticipated range for epithermal precious metals mineralized systems and may represent the upper levels of a low sulphidation quartz-adularia epithermal deposit. Previous work has indicated that gold mineralization is primarily electrum with silver to gold ratios in the order of 6 to 18:1. Coarse particulate gold has been identified within several of the prominent vein sets on the property, which create a slight nugget effect in sampling.

The Hercules prospect represents a relatively underexplored epithermal gold-silver mineralized system with direct analogies to the historic Comstock Lode deposit located 15 kilometers west. Past drilling has indicated that significant gold mineralization is associated with intense quartz-adularia alteration of the host volcanic rock and quartz veins. The potential for discovery of a thicker sequence of mineralized veins deeper within the epithermal envelope is considered to be very good. It is recommended herein to drill test the mineralized structures at depth in an effort to identify a deep-seated mineralized deposit. Additional, shallow drilling designed to expand known, near-surface resources is proposed as well. A budget of $275,000 is proposed to support this program.

2. INTRODUCTION

This report provides a summary of the exploration history, geological setting, estimated resource and mineral potential of the Hercules gold prospect located in Lyon County, Nevada. Willow Creek Enterprises (Willow Creek) has recently entered into an option agreement to explore and, if warranted, develop the prospect. The Hercules Property is located approximately 25 miles south of Reno, Nevada. Recommendations are contained herein for a two-stage exploration program to further define areas of gold mineralization within the Hercules property.

Willow Creek requested that the author review the Hercules gold prospect and prepare a technical summary of the Hercules Property, including a resource estimation. This report has been prepared in support of the property acquisition and equity financing .The commodity values reported for the resource estimation are in gold-equivalent (AuEq) grades. The gold equivalent as used in this report is calculated by adding the gold grade to 1/60th of the silver grade for any particular drill intercept or sample value.

Currency used throughout this report is the United States of America dollar (USD). Gold, silver, and gold-equivalent mineral grades are reported in ounce per ton (opt), where ounces are troy ounces, and tons are short-tons (2000 pounds). In most cases, imperial units are utilized (feet, miles, pounds and ounces).

The purpose of this report is to provide an independent evaluation of the exploration potential of the Hercules property and provide a resource estimation utilizing all existing historic data. This report makes

recommendations for further exploration to determine the extent of mineralization currently known on the property.

Outside sources of information utilized in the undertaking of this report consist of exploration, geological and other reports available in the public record and from private corporate files. Where cited, references are referred to in the text by author and date. Complete references are provided in Section 21 (References).

The author of this report, Paul D. Noland, CPG., conducted a field visit to the Hercules property on January 31, 2011 for the purpose of examining the project site, collecting representative geological samples, and to assess the geology, styles of mineralization and alteration on the property. Eleven rock chip samples were collected during that visit. The results of the visit and sampling allow the author to acknowledge that a large alteration system has been explored by drilling, trenching and underground mining. The results of the sampling conducted during this visit confirm the range of precious metals values collected during previous sampling efforts over a 25 year period by such groups as Asamera Mining, Pegasus Gold, Horizon Gold Shares, Phelps Dodge, Miranda Diamond, Lincoln Gold and others.

3. RELIANCE ON OTHER EXPERTS

In the preparation of this report, the author has relied on information obtained through a review of public and private documents, reports and data. In particular, the author has relied heavily on the information contained in a 43-101 Technical Report on the Hercules property prepared by Geoffrey Goodall for Miranda in 2003 (Goodall, G., 2003) and a report prepared by Pioneer Mining Corporation dated January 15, 1992. Internal memoranda authored by Herb Duerr detail the drilling and exploration programs executed by American Goldfields Incorporated (AGFL) from 2005 through 2007. All sources of information utilized in this report are referenced in Section 21 (References). A site visit was conducted by the current author on January 31, 2011. This visit allowed the author to verify the geological setting, examine historic mine workings, trenches, drill roads and drill sites as described in historic accounts and technical reports. Additionally, the author collected eleven rock chip samples in an attempt to verify the nature and quality of mineralization as reported by earlier authors and historic descriptions. Results of this sampling are detailed in Section 12, 'Sampling Method and Approach'.

A review of the mineral claim record for Lyon County, Nevada and the U. S. Bureau of Land Management provides information on the status of the relevant claims that comprise the Hercules Property, a complete table of current claim data is provided in Appendix 1. The current author has relied on the accuracy of these records.

4. PROPERTY DESCRIPTION AND LOCATION

The Hercules property is located in Lyon County, Nevada approximately 40 kilometers southeast of Reno (Figure 1). The property consists of 86 mineral claims covering approximately 1720 acres along the northern edge of the Pine Nut Mountains, centered at 39° 13’ 45” North latitude, 119° 27’ 30” West

longitude on the Como, Nevada US Geological Survey 7 ½' quadrangle map sheet. A list of claims currently controlled by Willow Creek covering the Hercules Property has been included as Appendix I. The property is accessed from Reno by following State Highway 395 south 50 kilometers to Carson City then east along Highway 50 for 15 kilometers to the community of Dayton. Access to the property is obtained by crossing south over the Carson River bridge at Dayton and following paved roads eight kilometers to the east along the river valley. A gate located at the corner of Sections 9, 10, 15 and 16, T16N, R22E provides access by a network of gravel roads south for approximately 6.8 Kilometers (4.25 miles) to the centre of the Hercules property.

The Hercules property lies within the Como Mining District. Lands in the district are administered by the Department of Interior, Bureau of Land Management ("BLM") under the Federal Land Policy and Management Act of 1976. The Hercules property consists of 86 contiguous unpatented mineral claims covering approximately 1720 acres as shown on Figure 2. The claims cover portions of Sections 13, 24, 25 and 26 in Township 16 North, Range 22 East and Sections 18, 19 and 30 Township 16 North, Range 23 East in Lyon County, Nevada. The claims are registered in the name of MinQuest, Inc. ("MinQuest") of Reno, Nevada. A complete claim listing is provided in Appendix 1. Annual maintenance fees totaling $140 per claim are payable to the BLM by August 31 of each year. The claim maintenance fees have been paid for the 2010-2011 period. The county requires recording fees of approximately $15 per claim due by October 31each year. These claims have been confirmed paid for the 2010 calendar year. A special one time fee was introduced by the State of Nevada for all mining claims. The fee is sliding scale based on the total amount of claims held in the state by the owner of title. This fee was determined to be $85 per claim and was paid in October of 2010.

Willow Creek has undertaken an option to explore the Hercules Property. Through an Option Agreement with MinQuest dated November 17, 2010, Willow Creek may acquire a 100% interest in the Hercules property, subject to a Net Smelter Royalty ("NSR") of 3% per property. To earn the interest in the Hercules property, Willow Creek must make staged payments over a seven year period totaling $290,000 in cash, of which $30,000 has been paid, issue 450,000 warrants for the purchase of shares of the Company and complete an aggregate of $3,500,000 in exploration expenditures on the property.

Epithermal gold-silver mineralization occurs within Tertiary-age andesitic flow and pyroclastic volcanic rocks on the Hercules property. A series of gold and silver-bearing veins have been identified outcropping across the property (see Figure 3, Hercules Property Geology). These veins cut the volcanic rocks and may share a common genesis with disseminated gold and silver mineralization in adjacent volcanic rocks. Gold occurs primarily as electrum with a silver:gold ratio varying from 6 to 18:1. Elevated concentrations of epithermal pathfinder elements such as arsenic, antimony and mercury are indicative of a high level within a low sulphidation, quartz-adularia epithermal system. Disseminated gold occurs in varying concentrations within the host volcanic rocks adjacent to the veins.

Quartz veins at Hercules have been exploited by at least six adits that access underground workings including stopes. All of the adits are caved at the portal. None of the underground workings were examined by the author during the site visit. However, all adits have been accessed over the past 25 years. Previous exploration groups have mapped and sampled all of the underground workings. These efforts have been added to the geologic maps and have been treated as horizontal drill holes where sufficient data are available. There are at least two sub-parallel vein sets which are semi-continuous over


NEVADA
Winnemucca
Elko
Carlin
LOVELOCK
Reno
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Austin
Eureka
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Carson City
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Willow Creek Enterprises

HERCULES PROJECT

LYON COUNTY, NEVADA

Location Map

Fig. 1

Date: 3/15/2011

a mile and a half strike length and vary in width from fifteen to over 300 feet. Willow Creek and previous workers have identified several prospective target areas. Current resource areas are identified in Figures 5 and 6, Hercules Resource Maps. A more complete description of style and distribution of mineralization is provided in Section 9 (Mineralization).

Previous exploration activities at the Hercules property have been conducted under a Notice of Intent (NOI) issued by the BLM. BLM regulations allow exploration disturbances of up to 5 acres under the NOI permit, as long as suitable reclamation bond is posted. Reclamation bond may be released, and the NOI 'closed' at client's request when reclamation is successfully established.

Disturbances of greater than five acres must be permitted through a 'Plan of Operation' (POO) and reclamation bonding. These plans are more detailed than the NOI, and require more time to prepare and be approved. There is currently one active permit for exploration disturbances at the Hercules project. The attendant disturbances related to this open permit have been reclaimed and reseeded according to U.S. BLM requirements.

There are no known environmental liability issues on the Hercules property.

5. ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The Hercules property is located in Lyon County, Nevada, 25 miles south of Reno. The property is accessed from Reno by following State Highway 395 south 30 miles to Carson City then east along Highway 50 for 9 miles to the community of Dayton. From Dayton paved roads lead 1.5 miles to the east along the river valley. A gate at the corner of Sections 9, 10, 15 and 16 provides access by a network of gravel roads south for about 6.8 kilometers (4.25 miles) to the Hercules adit. Roads and tracks provide access to most areas of interest on the property.

The Hercules property is located at the northern edge of the Pine Nut Mountains at an elevation of 5500 feet to 6500 feet. Topography varies from gentle relief hills to locally steep hillsides. The Hercules region is arid to semi-arid desert with temperatures to 100°F in the summer and average temperatures of 20°F in winter. Precipitation varies between 4 and 11 inches per year. Physical work could be conducted on the Hercules property year round.

Vegetation of the Hercules area is typical of the central Nevada high desert consisting of sagebrush and other desert plants on the lower slopes and valleys. Shadscale, white sage and greasewood occur with sagebrush on the drier slopes and hills. Sparse to locally heavy cover of pinion pine and juniper trees occur at higher elevations on the property. Springs and water seeps are evident on some of the hillsides.

Depending on the ultimate extent of mineralization identified on the Hercules property, the current claim base may be insufficient to support mining operations, tailings and waste storage and processing plants. Additional surface lands may be required. The existing infrastructure within the project area and the proximity to major centers such as Reno and Carson City are key factors in supporting mining operations.


T16N
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R22E
R23E
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N90W
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APOLLO 69
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HERCULES AND APOLLO CLAIMS
T16N, R22 & 23E

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Willow Creek Enterprises
HERCULES PROJECT
LYON COUNTY, NEVADA
Property Map
Fig. 2
Date: 3/15/2011

Given the lengthy history of continual mining in the state of Nevada, it is anticipated that sufficient experienced manpower exists locally to support a project at the Hercules property.

6. HISTORY

There is evidence of early prospecting on the Hercules property dating to the Virginia City (Comstock) boom days of 1860. Several pits, adits and shafts were likely excavated during this time. There is no production recorded from the Hercules Mine, although underground mining operations indicate several thousand tons of ore at a nominal grade of 0.5 ounces per ton were excavated (Pioneer Mining Corp, 1992).

Recent exploration on the property dates to the 1980's when Asamera Minerals and St. Joe Gold Corp. explored for disseminated and vein hosted gold mineralization over the area now considered as the Hercules property. During this time, Asamera Minerals Inc. optioned the southern portion of the Hercules property. Asamera was exploring for Comstock-vein style gold mineralization. The company conducted substantial underground and surface channel sampling along the veins at the Hercules zone and the West Cliffs zone. They also drilled 9 core holes totaling 3,970 feet. The core was intermittently sampled where obvious quartz veining occurred. This work identified low-grade gold mineralization over significant intervals, but not the targeted high-grade vein structures. St. Joe leased the northern portion of the property from two individual owners in 1984 then conducted a broad geological mapping campaign followed by geochemical sampling, bulk sampling from trenches and outcrops, preliminary metallurgical test work and 2,715 feet of reverse circulation (RC) drilling in 11 holes. St. Joe dropped the property in 1985 because of inconclusive results and impending high property payments.

Between the period 1986 to 1991, Horizon Gold Corporation acquired the entire property position now known as the Hercules project. Horizon completed a program of geological mapping, surface and underground sampling, IP and magnetic geophysical surveys and 18,091 feet of RC drilling in 138 holes. Horizon entered bankruptcy in late 1990 and turned the property back in 1991.

In 1992, Pioneer Mining Corporation was created as a holding company merging the two halves of the property together under one owner. Pioneer then compiled results of the historic exploration programs and conducted a summary of possible open pit resources for the ten mineralized zones on the Hercules property, as outlined in Table I below. This compilation, while not conforming to acceptable industry standards such as CIMM or CI43-101 definitions, provides a good indication of the aerial extent of mineralization found within the Hercules property. Please refer to Figure 4, Hercules Rock Chip Map With Veins, for depiction of historic mineralized extent.

Tingley (2000), in his annual compilation of major precious-metal deposits of Nevada, quotes a resource for the Hercules deposit of 259,329 ounces gold and 1,956,511 ounces silver. This compilation was based on published reports, mining newsletter articles, company annual reports and news releases.

The author of this report has not reviewed any of the forgoing calculations to verify their accuracy or validity. The exploration data summary is provided for historic purposes only. A 'qualified person' has

not done sufficient work to classify these historic estimates as current mineral resources. Willow Creek is not reporting or representing these historic estimates as current mineral resources or reserves.

Table1.

Table 1, Historical Resource Estimates

Zone	Tons	Average Grade		Approx. Ounces		Approx.
		Au (opt)	Ag (opt)	Gold	Silver	Strip Ratio
Higher Grade Material (>0.030 opt Au)						
A	200,000	0.035	0.20	7,000	40,000	3:1
B	100,000	0.030	0.20	3,000	20,000	2:1
C	1,000,000	0.036	0.20	36,000	200,000	2:1
D	1,000,000	0.047	0.49	47,000	490,000	1.5:1
E	400,000	0.030	0.48	12,000	96,000	1.5:1
Tom's Knob	500,000	0.040	0.20	20,000	100,000	1.5:1
A/B Link	1,000,000	0.035	0.20	35,000	200,000	3:1
Total:	4,200,000	0.038	0.27	160,000	1,146,000	2.1:1
Lower Grade Material (.02 to .03 opt Au)						
A		0.020	0.12	2,400	14,400	0.5:1
B	260,000	0.020	0.12	5,200	31,200	0.5:1
D	400,000	0.025	0.20	10,000	80,000	2.0:1
Tom's Knob	50,000	0.027	0.20	1,350	10,000	0.5:1
Bread Loaves	1,000,000	0.027	0.20	27,000	200,000	2.0:1

Pioneer Mining leased their property to Phelps Dodge Corporation (PD) in 1993. During the period 1993 to 1997, PD conducted geologic mapping, collected numerous rock and soil samples then initiated a two phase drill program, mostly targeting the West Cliffs zone of alteration. The company completed 17 holes for a total of 8,805 feet. Pervious to this program, West Cliffs had seen little exploration. Phelps

Dodge conducted the deepest exploration the property had undergone. The results were also the highest grade obtained from drilling. Phelps Dodge returned the property to the owners in 1997, but retained claims along the western margin of Pioneer's claim block up to the year 2000.

MinQuest obtained a property position in 1999, and subsequently controlled the majority of the property by 2002. The property was leased to Miranda Diamond Corp. in 2003. Miranda recompiled the available data then leased the project to Lincoln Gold Corp. in 2004. Lincoln had the property mapped then drilled 3 holes for a total of 2,800 feet, the deepest of which was 1000 feet. MinQuest was provided with detailed drill logs for these three holes. Unfortunately, only summary assay information is available. The drilling was useful in interpreting stratigraphy and structure as well as adding to the near-surface resource. Lincoln returned the property to Miranda, who then returned it to MinQuest.

In 2005, the property was leased to American Gold Fields, (AGFL). AGFL commissioned Frank Fritz of Fritz Geophysics to examine and reinterpret data from a historic IP-resistivity survey which had been conducted in 1988 and 1989. Fritz' complete report is attached as Appendix II. In essence, he concluded that the conductive mudstone layer would largely mask any IP or resistivity effects of the steeply dipping vein structures. Fritz went on to suggest CSMT as a more appropriate tool for detecting deep structures in the Hercules terrain. AGFL initiated three drilling campaigns at Hercules during 2005 through 2007.

During the 2005-2007 period, a total of 42 holes were completed for 12,110 feet. Significant mineralized intercepts from the 2005-2007 AGFL drilling programs are presented in Table 2, below. This technical report is the first attempt at a resource calculation utilizing all the available drill data, including older, historic drilling and the AGFL drilling.

Table 2.

Table 2, Mineralized Drill Intercepts from AGFL Drilling 2005-2007

Hole ID	Footage	Angle	Direction	From-to	Ft/Gold ppm	Silver ppm
H0501	360	-45	270		45/0.78	4.5
H0502	390	-45	270		125/0.25	2.1
H0503	330	-45	270		10/0.57	1.5
					10/0.53	7.8
					or 50/0.26	2.9
H0504					25/0.52	4.1
	300	-45	90		35/0.35	2.2
					45/0.24	1.4
H0505					10/0.38	2.5
H0506	400	-45	270		15/0.18	4.2
	350	-45	90		45/0.18	2.1
H0507					35/0.17	1.2
H0601	350	-90			NSV	NSV
H0602	500	-45	270		NSV	NSV

H0602A	125	-70	270		25/0.75	2.5
H0603	600	-60	270		15/0.21	1.6
H0604	500	-60	270		NSV	NSV
	300	-45	90		50/0.55	4.7
H0605					or 100/0.33	3
H0606	450	-45	90		60/0.49	NSV
H0607	500	-45	90		35/0.47	12.6
H0608	530	-45	90		30/0.13	2.5
H0609	500	-45	90		105/0.13	4.7
	400	-60	90		15/0.66	1.5
H06010					5/0.61,	0
	400	-45	90		15/0.23	3.4
2006 Total	4,805					
2007 Hole ID	Drilling Footage	Angle	Direction	From-to	Gold ppm	Silver ppm
H0701	370	-60	110	105-110	0.59	<0.5
				140-170	0.82	14.8
				Incl. 5 feet	1.815	33.7
H0702	300	-45	110	290-300	0.15	3.1
H0702A	330	-45	110		NSV	NSV
H0703	370	-45	110	345-365	0.32	15.7
H0704	300	-45	110	0-60	0.04	1.66
H0705	300	-45	90	0-60	0.04	0.98
H0706	310	-45	270	220-225	0.37	5
H0707	300	-45	90	100-115	0.38	3.7
				125-135	0.52	1.95
				185-195	0.37	4.25
				or 100-195	0.23	2.55
H0708	250	-60	90	80-105	0.37	4.2
				170-180	0.34	3.2
H0709	250	-45	90	85-105	0.51	1.43
				145-175	0.44	6.53
H0710	270	-45	90		NSV	NSV
H0711	350	-45	90		NSV	NSV
H0712	250	-60	90		NSV	NSV
H0713	400	-45	90	225-245	0.79	3.27
H0714	400	-45	90	235-270	0.35	4.5

H0715	400	-45	90	230-235	0.38	14.4
H0716	250	-45	270		NSV	NSV
H0717	320	-90	0	45-70	0.36	9.2
				45-90	0.25	6.11
H0718	60	-45	90		NSV	NSV
H0719	430	-45	110	200-205	0.33	2
H0720	0	Not	Drilled			
H0721	0	Not	Drilled			
H0722	350	-45	270	120-350	0.1	1
H0723	280	-45	90	115-135	0.43	7.3
H0724	250	-45	90	20-40	0.35	1.55
				50-100	0.57	4.62
				20-100	0.47	3.51
				220-225	0.97	0.5
H0725	310	-45	90	90-140	0.6	3.87
				160-165	0.35	3.1

In total, there are available records for 221 drill holes at Hercules totaling 51,088.5 feet. Only 13 of these historic holes drilled at Hercules were as deep, or deeper than, 500 feet. Many of the historic drilling records did not include assays for silver. Since the silver values throughout the Hercules project contribute significantly to the overall AuEq and available information regarding silver recovery is positive, it was determined to utilize only those holes for which both gold and silver assays were available to arrive at the Indicated Resource. There were a total of 113 drill holes with both gold and silver assays, totaling 17,508.5 feet. Significantly, only six of these 113 drill holes penetrated as deep, or deeper than 500 feet. In addition to the drill holes, there are available detailed records of 102 trenches at Hercules totaling 2887 feet and six adits. When both location and orientation of the trenches were available, they were included along with the drilling records for purposes of resource estimations. Sampling along the length of the adits was also included when assays of silver and gold were available.

7. GEOLOGICAL SETTING

The Hercules property lies within the Walker Lane Belt, a zone of parallel and sub-parallel, right lateral strike slip faults in the western part of the Great Basin region. The Walker Lane structural belt developed in an intra-arc setting during the Cenozoic. It extends for more than 700 kilometers through western Nevada and into California. Tertiary volcanism and related epithermal mineralization has been recognized throughout the length of this structural break. Significant gold districts and mines associated with the Walker Lane Belt include Comstock, Rawhide, Tonopah, Aurora, Bullfrog, Paradise Peak and Goldfield. Exploration for gold mineralization within the Walker Lane is currently at a heightened level due to historic production and significant recent discoveries.

The Hercules property is underlain by a sequence of Miocene age pyroclastic andesitic volcanic and volcanoclastic rocks. Several volcanic plugs and dikes have intruded this sequence. High-angle, en echelon faults cut the volcanic rocks. Miocene to Pliocene age post-mineral basalt and rhyodacite flows overlie the area. Figure 3 provides a generalized stratigraphic section and surface geology of the Hercules property.

Epithermal gold-silver mineralization on the Hercules property occurs within a series of interfingering intermediate flows, tuffs and mudstones that are cut by fault zones and healed with quartz veins. The veins occur within a series of en echelon faults. The character of the mineralization is of a high level in the epithermal system, indicating the core of the system may lie at depth.

Two sets of structures trend northeasterly and are separated by approximately 1,500 feet of post mineral cover in the southern half of the property. These structures are locally known as the West Cliffs-Loaves zone and the A-E zone. (In this report the historic A through E zones are incorporated into the 'Hercules' and 'Northeast' resource areas. Please refer to Figure 5.) On the north end of the property mineralized faults occur more closely together, suggesting additional alteration and mineralization may be buried under relatively shallow cover in this portion of the property. In some cases mineralization follows easterly trending faults suggesting conjugate fault activity prior to or during the mineralizing event.

Nearby age dates collected by ASARCO (Vikre and McKee, 1994) from the Como mine area just four miles south of the Hercules property indicate the andesitic volcanic rocks and mudstone of the area are probably 6 to 8 million years old. The mineralization at Como is 6.1 to 5.3 million years old. Veins are localized along easterly trending features in the Como area as compared to the northeasterly trending veins at Hercules.

The mineralizing event at Como may be the same as at Hercules due to its proximity and similarity of rock types. Pre to syn-mineral faulting allowed mineralized fluids to percolate throughout a system of en-echelon faults. These faults are apparent on surface as ribs of banded chalcedonic to opaline silica and associated quartz stockworks containing gold, silver and trace elements commonly occurring within epithermal mineral deposits.

Post-mineral volcanic rocks covered the mineralization between 3 and 4 million years ago. Drilling through the post-mineral cover has encountered a paleo surface of bentonitic clay covering oxidized mineralization varying from 15 to 60 feet thick.

The entire sequence of pre and post-mineral rocks were subject to a set of westerly trending structures, in part strike slip in nature. The faults are not generally apparent on surface except where they notably disrupt the mineralized fault zones. The post-mineral faults caused block rotation from 15 to 30 degrees in various directions.

Displacement of veining and alteration suggest that multiple post mineral structures may have caused offsets from 50 to 300 feet laterally. Vertical displacements, if any, have not been determined. The repositioning of northeasterly trending mineralized zones by rotation and tilting have effectively created reverse faults in several of the mineralized blocks.


EXPLANATION
Qal Quaternary Alluvium
Qls Quaternary Landslide
Qc Quaternary Conglomerate
Tba Tertiary Basaltic Andesite
Tdp Tertiary Porphyritic Diorite
Tdi Tertiary Diorite Intrusive
TERTIARY VOLCANIC SEQUENCE
Tvbx Tertiary Volcanic Breccia
Ttl Tertiary Lithic Tuff
Tt Tertiary Tuff
Ts Tertiary Sediments
Tls Tertiary Lithic Sediments
Limits of Argillization - Bleaching
Veins Quartz +/- Calcite (generally lite gray, probably an underlying layer)
Fault: short dashed where uncertain, dotted under cover
Contact, short dashed where uncertain, dotted under cover
Outcrop
Strike and dip of bedding, layering in volcanic rocks
Adit, shaft, prospect, trench
Existing roads
Claim Boundary
N
SCALE IN FEET
500 250 0 500 1000
100 50 0 100 200 300
SCALE IN METERS
FIG. 3
WILLOW CREEK ENTERPRISES
HERCULES PROJECT
GEOLOGY & ALTERATION
LYON COUNTY
NEVADA
COUNTRY: U.S.A.
Drawn by: TMS
Geology by: TE
Date: 5/23/05
Rev. by: RSK
Date: 1/23/11

8. DEPOSIT TYPES

Mineralization at the Hercules property is typical of a low-sulphidation, quartz-adularia epithermal system. Development of quartz veins with open space cavities lined with interlocking quartz crystals is typical of a strong hydrothermal event. Several episodes or pulses of fluid flow are evident from the banded quartz-chalcedony replacing calcite, then crosscutting quartz veinlets. Numerous examples of this deposit type occur throughout Nevada and the world. High-grade feeder structures are often associated with large tonnage, low-grade epithermal deposits. These feeder structures may coalesce at depth and frequently contain coarse, particulate gold. Such features can significantly enhance the economics of a deposit.

The Round Mountain Mine in Nye County, Nevada is an example of a low-sulphidation bulk tonnage epithermal gold deposit that annually recovers as much as 100,000 ounces of gold as free gold.

The USGS provided insight into the age of mineralization and deposition of pre and post-mineralized volcanic rock in the Como mining district about 5 miles south (Vikre and McKee, 1994).K-Ar dating indicates the pre-mineral dacite and andesite were emplaced between 7.5 and 6.0 Ma (late Miocene). The dacite intrusive ranges from 6.3 to 6.0 Ma while the veining and mineralization was dated from 6.6 to 6.0 Ma. The dates suggest that the mineralization was contemporaneous with the intrusive event and portions of the deposition of "pre-mineral" volcanic rock. Post-mineral dacite, ash fall (now bentonitic clay) and basalt range from 4.6 to 2.8 Ma or early to mid-Pliocene age.

In addition to the traditional concept of bonanza-grade epithermal vein systems, a secondary, near-surface target has emerged at Hercules as a result of interpretation by geologists involved in previous drilling programs. The mudstone is thought to represent an aquaclude which could potentially form a cap ponding mineralization below the mudstone within a porous volcanic host rock. At least some of the drilling from 2005-2007 targeted some of these disseminated, relatively shallow (<300 feet deep) targets. The resource estimation presented in this report includes gold and silver values from both the vein structures and the more disseminated, bulk tonnage style mineralization thought to be a result of this 'ponding' below aquaclude layers.

Herb Duerr (Duerr, 2008) summarized the interpreted geologic setting of Hercules mineralization after reviewing the results of 2005-2007 AGFL drilling. Duerr's comments on the constraints of mineralization are quoted below:

Cross-sections developed from the recent drill programs indicate that the low-grade mineralized bodies appear to occur within the footwall of the vein. Pre-mineral structures at surface are currently dipping east at 65 to 80 degrees and are reverse in nature. When rotated back to their original position, the pre-mineral faults become near vertical to west dipping. Tabular mineralization rotates to near horizontal and is generally developed within the hanging wall. After rotation, mineralized structures have normal dip-slip movement.

The following documents the depositional constraints;


EXPLANATION
Gold in PPM
>0.01
>0.10
>0.30
>0.50
>1.00
Symbols
Claim Block
Vein
N
SCALE IN FEET
500 250 0 500 1000
100 50 0 100 200 300
SCALE IN METERS
4347000N
4346500N
4346000N
4345500N
4345000N
4344500N
4344000N
4343500N
LYON COUNTY
NEVADA
COUNTRY: U.S.A.
Drawn by: TMS
Geology by: TE
Date: 5/23/05
Rev. by: RSK
Date: 3/16/11

FIG. 4
WILLOW CREEK ENTERPRISES
HERCULES PROJECT
ROCK CHIP & VEIN LOCATIONS

1) *A group of intermediate volcanic flows, tuffs, agglomerates, volcanoclastic sediments, and interbedded mudstone were deposited between 6 and 8.6 Ma within a relatively small basin (possible caldera mote (Cruson)) deepening to the north.*

2) *Alteration and mineralization of the intermediate volcanic host rocks occurred during or immediately after the last phase of host rock was emplaced. The primary avenues for hydrothermal fluids were along high angle, easterly dipping faults from 6.0 to 6.6 Ma. In at least one area diorite dikes initially filled fault zones amd may have acted as plumbing for the fluids. Multiple mudstone layers acted as aquacludes to rising fluids causing ponding below these horizons with modest leakage upward. In some parts of the system siliceous sinters formed at surface. Structures filled with banded quartz and calcite veins.*

3) *Oxidation and erosion of the mineralized zone occurred between 4.8 and 6.0 Ma. Oxidation occurred to depths of 200 feet or more where the section is preserved, but is generally eroded to depths of 15 to 100 feet under post-mineral dacite and clay cover.*

4) *Syn to post-mineral conjugate faulting occurred along an easterly trend bisecting the pre-mineral faults in several places. Alteration and modest mineralization are evident within several small easterly fault sections.*

5) *Prior to the deposition of the older dacite (4.8 Ma) the mineralized section was bisected by a set of west-northwesterly trending structures with strike-slip movement. This resulted in rotation and tilting of adjacent blocks by 15 to 40 degrees. The tilting is generally to the west but is dependent on location. Tilting and rotation are evident in preserved outcrops of post-mineral dacite on portions of the project area. This process rotated the mineral-bearing fault zones from easterly dipping to near vertical or westerly dipping.*

6) *Warping of pre-mineral faults is evident as they approach the post-mineral faults. The pre-mineral faults are flexed to the east on the north end and west on the south end of the northwesterly faults. Although not evident, it is possible that flexure within areas of warping may provide added structural preparation and possible gold mineralization if the faulting was indeed syn-mineral in part.*

7) *A paleo surface of bentonitic clay formed over the top of the altered zones, followed by a series of dacite flows dated from 2.8 to 4.8 Ma. The clay zones may represent either aeolian derived silts and sands or an ashfall tuff.*

8) *Young scoracious basalt flows provide patchy cover over portions of the dacite. These flows may be as young as 250,000 to 1.1 Ma.*

The structural setting described by Duerr is depicted in Figure 8, Section CC.

Future exploration should continue to target both the shallow, disseminated (ponded) mineralization as well as the deeper, bonanza grade veins typified by the nearby historic Comstock District.

9. MINERALIZATION

Previous exploration on the Hercules property has identified at least ten zones of epithermal-style mineralization along en echelon structural zones (Figures 3 and 4). Two of these mineralized zones are on ground not entirely held under option by Willow Creek. A report prepared by Pioneer Mining Corp. in 1992 provides a thorough description of the alteration and gold mineralization found on the Hercules property. The following description is taken from that referenced report:

Wall rock alteration consists of multi-stage epithermal silicification, peripheral argillic and advanced argillic alteration and widespread distal propylitization. Clear and drusy quartz veins and multi-stage chalcedonic quartz and adularia occur within the silicic zone of alteration. Kaolinite, sericite and alunite are observed in the argillic zone. Chlorite, calcite and siderite typically comprise the propylitic zone of alteration. Sulphide mineralization, primarily pyrite and marcasite, accompanies the alteration suite. Other gangue minerals include arsenopyrite, silver sulphosalts and electrum.

Vertical and horizontal zonation of the alteration is locally pronounced. Gold mineralization is associated with more intense zones of alteration. Thick zones of intense silicification and quartz veins occur between narrow zones of advanced argillic alteration. Alteration and mineralization are controlled by fault zones and zones of higher permeability within the mineralized section. Preferentially mineralized strata include the upper and lower portion of the andesite flow unit, the upper volcanic unit, the upper and lower portion of the agglomerate unit and the lapilli tuff unit. Electrum is the primary form of gold mineralization identified on the Hercules property.

At least ten separate zones of mineralization were previously delineated by geologic mapping on the Hercules property. These zones occur as linear trends of silicified outcrops replacing andesite, lithic tuff and agglomerates composed of primarily andesitic fragments. These silicified ribs are cut by banded epithermal quartz veins. As shown on Figure 4, these zones form a narrow, northward pointing “V” pattern with each leg extending up to 1.5 miles long. Individual mineralized zones occur along the structures that form the “V”. The mineralized zones along the eastern limb were referred to in historic reports as A, B, C, D, E and Tom’s Knob. The mineralized zones along the western limb were referenced as West Canyon, Bread Loaves and West Cliffs. A mineralized occurrence at the apex of the structural zone is referred to as Cruzon’s Knob. The current report lumps the A, B, C and Tom’s Knob mineralized zones into the 'Northeast Resource Area'. All the mineralized zones in the western limb are now combined into the 'West Cliffs Resource Area' (southwest quadrant of Hercules Project) and the 'Loaves Resource Area' (northwest quadrant of the Hercules Project). Please refer to Figures 5 and 6, the Hercules Resource

Plan Maps for clarification of this nomenclature. Additionally, in the current report and resource estimation, the Eastern limb of mineralization is lumped into the 'Northeast Resource Area' and the 'Hercules Mine Resource Area', which includes the historic Hercules mine and surrounding portion of the southeastern Hercules Project.

The 10 mineralized zones have been consolidated in this report to 4 resource areas. The A, B, C, Tom's Knob are now the Northeast Resource Area. The Bread Loaves and West Canyon are now the Loaves Resource Area. The D and E zones are now considered to be the Hercules Resource Area. The West Cliffs zone remains as the West Cliffs Resource Area.

The Loaves and Northeast areas were thought to offer the greatest potential for identification of a gold resource at the onset of drilling by AGFL. Mineralization occurs both near-surface within the bedded sequence of volcanics and at depth within the structurally hosted veins. The silver to gold ratio varies from 6 to 1 over the central Bread Loaves area to approximately 15 to 1 in the northern and southern mineralized areas.

AGFL initially pursued a target concept proposed by Lincoln geologists that involved translation and offset of veins and high-angle structures through the different stratigraphic layers, especially the relatively incompetent mudstone vs. the more rigid volcanic units. After AGFL's first phase of drilling, a new interpretation determined that the high angle vein structures were not offset blindly by regional transverse strain, but appeared to be simply offset locally by post-mineral faulting.

Continued drilling by AGFL during 2006 and 2007 targeted relatively shallow mineralization in and adjacent to the A, B, C, Tom's Knob and West Cliffs target areas (see Figure 5). In particular, AGFL drilling attempted to expand known mineralization 'ponded' in favorable host rock adjacent to mineralizing structures (Duerr, 2008). These concepts met with significant success, as can be seen in Table 2 above.

Finally, AGFL determined that apparent reverse movement on several post-mineral structures were, in fact, the result of normal faulting (syn to post mineral) subjected to post faulting regional tilting (see Figure 8, Section CC).

With this better understanding of the structural pattern at Hercules, future exploration and expansion of the known, shallow resources may be targeted with more confidence. The deeper, Comstock style, bonanza grade mineralization has yet to be tested at Hercules.

10. EXPLORATION

Willow Creek has not yet undertaken any exploration of the Hercules property. Recent exploration activities by other parties have been outlined in Section 6 (History) and Section 9 (Mineralization).

11. DRILLING

Willow Creek has not yet conducted any drilling on the Hercules property. Summaries of past drilling are given in Section 6 (History). In particular, significant drilling results from all available sources are summarized in Tables 1, and 2, above. There are available records for 221 drill holes totaling 51,088.5 feet within the Hercules Project. In addition, there are detailed records for 102 trenches totaling 2887 feet of trenching. Trench records include location and orientation, so that trench data may be utilized in resource assessments by considering them as horizontal drill holes. All available drill and trench data were utilized in determining the extent of mineralization for the inferred resource in this report. It was discovered that many of the historic drill records did not include assays for silver. Since silver values contribute significantly to the resource value at Hercules (AuEq), it was determined that the indicated resource should be defined by only those drill holes with both gold and silver assays. There were 113 drill holes totaling 17,508.5 feet with both gold and silver assays. These holes, and some of the trenches, were utilized for the indicated resource calculations.

Only 13 of the 221 total drill holes on the Hercules property reach total depths of 500 feet or greater. Little or no past exploration has targeted a deep, high grade feeder system such as the nearby Comstock.

12. SAMPLING METHOD AND APPROACH

During the recent examination of the Hercules property the author collected eleven rock samples from various locations on the property. These samples were broken off from quartz vein or silicified outcroppings, or collected from mine dump piles near the Hercules adit. All samples were collected from altered and potentially mineralized material to determine the tenor of gold and base metal mineralization in the host rocks. An attempt was made to collect representative samples from each resource area. The West Cliffs resource area was not accessible during the site visit due to snow and mud. However, samples PNHR-10 and PNHR-11 were collected from silicified outcrop and dumps of prospect pits along the structural trend of the West Cliff resource. The samples collected confirm the results from previous exploration programs. The rocks were analyzed by ALS Chemex for a 41 element package. Descriptions, locations and results of analyses for the eleven samples are provided in Appendix III, Results of Rock Samples from January 2011 Site Visit.

Essentially all historic drilling at Hercules has been by rotary and reverse rotary methods (very few core holes). Most recent drill campaigns by AGFL reported no particular drilling problems such as voids, lost return, or apparent contamination. There is no reason to suspect that any of the past drill programs encountered any drilling factors which impacted recovery or sample accuracy, or contributed to any sample bias.

Nearly all historic drilling utilized in the most current resource estimation used regular sample intervals (usually 5-foot intervals) with no regard for geologic control. The exceptions to this are the core holes drilled by Asamera. Select sampling of the core was completed on sections of quartz veining only. Other

portions of the core were not assayed. Much of the historic data relied upon for this report had only assays with no geologic logs, or very limited geology. Consequently, assignment of geologic controls is problematic, and was not widely attempted. Additionally, it was determined that a significant portion of the AuEq value at Hercules is derived from silver values. Since early drilling at Hercules was not assayed for silver, the author of this report has elected to utilize only drill holes for which both gold and silver assays are available in the Indicated Resource estimation.

As noted above, mineralized widths from angle drill holes approximate true widths. A discussion of mineral shapes, true widths, and strike lengths may be found in Section 17, Mineral Resource and Mineral Reserve Estimates.

13. SAMPLE PREPARATION, ANALYSES AND SECURITY

Only procedures from AGFL's 2005-2007 drilling program and sampling have been made available to this author. The RC chips were split into two samples, one removed daily and shipped to the lab, one backup left on site for future cross reference or rechecks. The samples were shipped by truck to ALS Chemex in Reno, Nevada. The samples were crushed and 1000 gm splits pulverized at the lab, and then subjected to 60 gm fire assays for gold and silver only. Quality Assurance-Quality Control (QA/QC) practices by AGFL consisted of the following: repeat analyses were done on all samples containing +1.0 g/t. Additional random repeat samples were also routinely submitted with drill samples. Repeat assays were scrutinized to confirm that results matched original assays by plus or minus 10%. The pulps were returned to AGFL (ultimately MinQuest) for potential future analysis such as a possible desire to check for associated pathfinder elements. They are held in a secure storage facility.

During the AGFL operations at Hercules, no part of sample preparation or assay was conducted by any employee, officer, director or associate of AGF or MinQuest. All drill samples submitted by AGFL were assayed by certified laboratories (ALS Chemex), who hold ISO 9001:2000 certification.

It is the opinion of the author that AGFL drill samples were collected, stored, transported, prepared and assayed by adequate methods commonly recognized as best practices throughout the industry. While no details are available describing sample handling procedures from earlier drilling at Hercules, there is no reason for this author to believe that anything less than commonly accepted 'best practices' of the era were practiced by any of the professional mining and exploration companies from which drill data are available.

14. DATA VERIFICATION

Geological information for the Hercules property has been compiled from available public and private sources. A review of the geological setting of the property and the style and intensity of mineralization described in various technical reports indicates that gold mineralization at Hercules would likely be classified as a low sulphidation, epithermal system, similar to other well-documented epithermal gold deposits in Nevada.

Quality control measures taken by AGFL during the most recent drilling campaigns of 2005-2007 were described above in the 'Sample Preparation, Analyses and Security' section. They are considered by the author to be up to current industry standards for best and common practices. Drill data for AGFL as well as all historic drilling was supplied by MinQuest, and has not been verified by the current author. Assay certificates for historic drilling are not available for verification. However, the current author has no reason to suspect the validity of the available data, and does so in compiling estimation for this report.

15. ADJACENT PROPERTIES

The mineral claims that comprise the Hercules property are located immediately around two pre-existing claims, the Sampson 1 and Sampson 2 claims. The Sampson claims cover portions of the Hercules mineralized zone.

The historic Comstock Lode deposits of Virginia City lie 9 miles northwest of the Hercules property. Rich silver–gold ore was developed from a series of fault controlled vein systems between the 1860's and 1880's, with an estimated value of $400 million of ore recovered during this time. The deposits are associated with several large, north-trending normal faults and mineralization is estimated to be of Miocene age (Bohnam, 1969).

The Como gold-silver district is located within the Pine Nut Mountains, 4 miles south of the Hercules property. The geology of the Como deposits is similar to the Comstock Lode with gold and silver–bearing quartz veins intruding Tertiary andesitic volcanic rocks. The main quartz veins at Como trend east and contain silver-chloride, free gold and traces of copper. Production from these veins prior to 1940 amounted to approximately $511,540 (Moore, 1969).

The resources reported from these adjacent and historic properties are from published sources, as cited, and have not been verified by the author. These historic deposits are not necessarily indicative of the mineralization on the Hercules property.

16. MINERAL PROCESSING AND METALLURGICAL TESTING

Willow Creek has not conducted any metallurgical test work on rocks from the Hercules property. Previous operators in the mid to late 1980's undertook preliminary metallurgical testing consisting of 24 hour bottle roll tests and cyanide shake tests.

The bottle roll tests were conducted utilizing nine surface rock chip samples weighing 13 to 20 kilograms each. The samples were collected from three of the mineralized zones on the property, Tom's Knob, A Zone and B Zone. A ¼ split of each sample was extracted and crushed to minus 6 mesh, from which two 500 gram portions were removed and pulverized prior to being saturated in cyanide solution and agitated for 24 hours. Average gold recovery was 88 percent. Average silver recovery was 77 per cent. Cyanide shake tests were conducted on 79 pulps from drill samples. A portion of each pulp was placed into a test tube and shaken with dilute cyanide solution for two hours. Gold recoveries averaged 85 percent for

samples from the A Zone and 77 per cent for the B Zone samples. Silver recoveries averaged 75 percent for the A Zone and 66 percent for the B Zone samples.

While these reported metallurgical results are positive and encouraging, they are inconclusive for a production decision. It is recommended by this author that additional metallurgical testing be undertaken as part of the next exploration phases. Such work is included in the 'Recommendations' section, and is specified in the proposed budget.

17. MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

A mineral resource was calculated for the Hercules Project by the author of this report, Paul D. Noland. Mr. Noland is a Qualified Person and a Certified Professional Geologist (AIPG CPG#-11293). Mr. Noland holds no office or financial interest in Willow Creek, is not employed by Willow Creek, and is independent of Willow Creek. Both an Indicated Mineral Resource and an additional Inferred Mineral Resource have been determined (see Table 4). In this report, currently calculated mineral resources adhere to the definitions and standards described below:

"In this Instrument, the terms "mineral resource", "inferred mineral resource", "indicated mineral resource" and "measured mineral resource" have the meanings ascribed to those terms by the Canadian Institute of Mining, Metallurgy and Petroleum, as the CIM Standards on Mineral Resources and Reserves Definitions and Guidelines adopted by CIM Council on August 20, 2000, as those definitions may be amended from time to time by the Canadian Institute of Mining, Metallurgy, and Petroleum."

Further definitions and standards adhered to in this report are summarized here:

> *"A **Mineral Resource** is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth's crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge."*

The terms Measured, Indicated and Inferred as used in this report adhere to the following definitions:

> *"A **'Measured Mineral Resource'** is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity."*

*"An '**Indicated Mineral Resource**' is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed."*

*"An '**Inferred Mineral Resource**' is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes."*

An 'indicated resource' for the Hercules project was determined to be approximately 16.5 million tons at an average grade of 0.024 opt AuEq, for a contained 400 thousand ounces of gold-equivalent. An examination of drill assays reveals that the average silver contribution to the AuEq value throughout the Hercules project is 19 percent. Applying this factor to the indicated resource equates to approximately 323 thousand ounces of gold, and 4.5 million ounces of silver.

An additional 'inferred resource' at Hercules is calculated to be approximately 20 million tons at an average grade of 0.021 opt AuEq, for a contained resource of approximately 417 thousand ounces of gold-equivalent. Applying the average silver contribution of 19 percent of the AuEq value, this inferred resource may be said to contain approximately 338 thousand ounces of gold and approximately 4.7 million ounces of silver.

Conventions used in the resource estimation are given here. All mineral grades are reported in gold-equivalent (AuEq) troy ounces per short ton (opt). The gold-equivalent (AuEq) value was determined by adding the assayed gold value to 1/60 of the assayed silver value in the following manner: AuEq = Au opt + ((Ag opt)/60). A cut off value for determining mineralized intervals and mineral resource polygons was set at 0.010 opt AuEq. Volumes calculated in cubic feet were converted to short tons by using a conversion factor (tonnage factor) of 13.5 cubic feet per ton. This value was used in previous resource estimations at Hercules, and is an average value for the volcanic rocks throughout the mineralized areas.

Table 3.

Table 3. Published Cut-off Grades for Selected Nevada Mines and Resources	
Barrick PipelineCortez Mine.	Cut-off = 0.003 opt Au (Noland, 2008)
Barrick-Kinross Round Mountain	Oxide cut-off = 0.006-0.018 opt Au
	Sulfide cut-off = 0.010-0.018 opt Au
	(Kinross Annual Reports, 2003-2008)

Allied Nevada Gold Corp.	Oxide Cut-off = 0.008 opt Au
	Sulfide Cut-off = 0.018 opt Au
	(Wilson, S. E., 2009)
Coral Gold Resources Ltd.	Combined Cut-off = 0.0106 opt Au
	(Coral Gold, 2009)

Table 4.

Table 4. Summary of Hercules Resources

Hercules Indicated Resources

Resource Area	**Short Tons**	**Equiv. Ounces**	**Avg. Grade opt AuEq**
West Cliffs	7,098,378	208,445	0.029
Northeast	5,539,284	119,545	0.022
Loaves	3,916,926	71,713	0.018
Total	**16,554,587**	**399,703**	**0.024**

Hercules Inferred Resource Summary

Resource Area	**Short Tons**	**Equivalent Ounces**	**Avg Grade opt AuEq**
WEST CLIFFS	1,240,025	39,222	
NORTHEAST	7,981,324	180,300	
LOAVES	10,791,132	197,569	
Totals	**20,012,482**	**417,091**	**0.021**

The indicated resource was calculated by examining a set of cross sections through the Hercules project. Three sets of cross sections were prepared, one set for each of the 'Loaves', 'West Cliffs', and 'Northeast', areas (see Figure 5). Each set of cross sections was oriented so that they were as nearly as practical



EXPLANATION
Claim Block
Vein
Indicated Resource Boundary
Drill Hole With Trace
Loaves Target
Northeast Target
West Cliffs Target
N
SCALE IN FEET
SCALE IN METERS
FIG. 5
WILLOW CREEK ENTERPRISES
HERCULES PROJECT
INDICATED RESOURCE
PLAN MAP
LYON COUNTY
NEVADA
COUNTRY: U.S.A.
Drawn by: TMS
Geology by: TE
Rev. by: RSK
Date: 3/16/11

perpendicular to the mineralizing structures in that area. For example, the set of sections for the West Cliffs area were constructed at N55°W in order to best represent the mineralized structures in those areas, which trend generally N30° to 35°E. Cross sections of the Loaves and Northeast resource areas were constructed in an East-West orientation, since the mineralized structures in those areas trend more northerly.

The Northeast Resource cross sections were spaced every 100 feet, while the Loaves cross sections and West Cliffs cross sections were constructed every 200 feet. This difference is a reflection of the drill densities in those areas. Please refer to Figure 5 for a plan view of the four resource areas and the orientation of the cross sections used for the resource calculation.

A preliminary examination of the four sets of cross sections utilized all of the 221 drill holes for which reliable data are available. It became apparent, however, that the early drilling, which did not include assays for silver, did not adequately represent the resource at the Hercules Project. Consequently, only the 113 drill holes for which both gold and silver assays are available were utilized in calculating the 'Indicated Resource'. The entire drill data base was useful in determining the lateral extent of anomalous mineralization however, and all were examined in formulating the 'Inferred Resource'.

The method for calculating the 'Indicated Resource' at Hercules is described here. Each cross section was examined and sets of polygons were constructed around mineral intercepts along one or more drill holes utilizing the 0.010 opt AuEq cut-off grade. Where detailed and reliable surface trench sampling was available, trench results were included in the interpreted mineral polygons and treated as shallow drill holes.

After each polygon was completed, a weighted average grade was determined for that individual polygon. The weighted average grade was determined by multiplying the length of the drill interval(s) within the polygon by the average grade of that intercept, and then by dividing the sum of all those products by the total drill intercept(s) footage(s) within the polygon.

The area (in square feet) of each polygon was determined by digitizing the polygons in AutoCAD. Each polygon was then assigned a strike length by examining the adjacent cross sections for drill holes which could fall within the strike extension of the mineral polygon. When an adjacent cross section contained one or more drill holes in the region of the mineral polygon, then the polygon was assigned a strike length equal to the distance between cross sections (either 100 feet or 200 feet), and terminated before the next cross section. When the cross section adjacent to a mineral polygon contained no drill hole, and the geologic map indicated a continuity of a mineralizing structure beyond that cross section, the polygon could be assigned a strike length beyond the adjacent cross section. Strike lengths of greater than 500 feet were never assigned.

After assigning a strike length, a volume and tonnage was calculated for each polygon by using a tonnage factor of 13.5 cubic feet per ton. This process was repeated for each of the four resource areas. A separate resource was calculated for each resource area, and the total and average grade are reported here for the Hercules 'Indicated Resource'. A plan view of all the polygons utilized in the indicated resource estimation is provided in Figure 5. For additional clarity, several typical cross sections used in the resource estimation are provided in Figure 7. A summary of each of the mineral resource cross sections, presented by resource area, is given in Table 5.

A thickness perpendicular to each polygon was determined and recorded as a 'true thickness'. While this 'true thickness' was not used directly in the calculation of the indicated resource, it was used to determine a suitable thickness for the inferred resource calculations, which are discussed below. This 'true thickness' determination is included in the summary in Table 6.

Mineralization at Hercules is expected to be similar in metallurgy and recovery to other volcanic hosted, epithermal deposits in Nevada. Along with the higher grade vein material such as the historic Comstock in nearby Virginia City, Nevada, many more recent mines have successfully and profitably recovered gold and silver from bulk tonnages, lower grade deposits.

The 0.01 opt AuEq cut-off was chosen to be at or above the cut-off grades used at existing mines and defined resources in Nevada. These mines are primarily open pit heap leach operations, but do process lesser amounts of higher grade sulfide material. Examples are as follows:

The author believes a 0.01 opt AuEq cut-off is appropriate considering the current high metals prices and apparent profits for operating mines utilizing these cutoffs.

A separate Inferred Resource was calculated for the Hercules Project. In addition to the indicated resource described above, an 'inferred resource' at Hercules was determined to contain approximately 20 million tons with an additional contained equivalent ounces of approximately 417 thousand (see Table 4, above).

The inferred resource was determined by utilizing all the historic drill data, including those with no silver assays, for an indication of the known lateral extent of mineralization. A plan view of the lateral extent of the inferred mineral shapes in provided in Figure 6. Inferred mineral shapes (polygons) were constructed within and along known and identified mineral trends, such as the vein systems defined at Hercules and the abundant anomalous rock chip sampling (please see Figure 4). Three such polygons were constructed, one for each of the resource areas (West Cliffs, Loaves and Northeast). Each of the three resource polygons was then assigned the calculated average grade of the corresponding 'Indicated Resource' area, and a thickness equal to the average thickness of mineralization from the corresponding resource area. Once again, a tonnage factor of 13.5 cubic feet per ton was used for converting volume in cubic feet to short tons. A summary of the inferred resources is provided in Table 6. Since the indicated resource falls wholly within the inferred resource, the inferred resource reported in this report, and shown in Table 6, is the result of subtracting the calculated resource from the 'gross' inferred resource calculated by the method describe above.

The lateral extent of the inferred resource reported here is justified and supported by the known lateral extent of mineralized vein structures as evidenced by both surface sampling and drilling. Although known and identified mineralizing structures appear to be offset by post-mineral faults, the mineralization at Hercules is terminated primarily by a lack of data (sparse drilling and post-mineral cover) more so than any known geologic features which terminate mineralization. It is also pointed out here that little or no exploration efforts have been completed at Hercules to depths beyond 500 feet. Potential higher grade feeder structures have not been targeted. For this reason, both the average grades and the assigned thicknesses of this inferred resource are considered conservative.



EXPLANATION
Veins Quartz +/- Calcite
(generally lite gray probably an underlying layer)
Claim Boundary
Drill Hole With Trace
Prospect Pit
Inferred Resource Area Boundary
Loaves Target
Northeast Target
West Cliffs Target
N
SCALE IN FEET
SCALE IN METERS

FIG. 6

WILLOW CREEK ENTERPRISES
HERCULES PROJECT
INFERRED RESOURCE MAP

LYON COUNTY	NEVADA	U.S.A.
Drawn by: TNS	Geology by: TE	Date: 6/23/08
Rev. by: RSK	Date: 3/18/11	

Table 5. Indicated Resource Summary by Area and Section

West Cliffs Resource Area

Section ID	Poly No.	'True Width' in Feet	wtd avg grade opt AuEq	Assigned Strike length (ft)	Short Tons	Contained Equivalent Ounces
WC400N	1	20	0.017	300	315,444	5,205
WC600N	1	35	0.014	300	523,644	7,488
WC600N	2	35	0.025	400	822,519	20,481
WC800N	1	20	0.019	350	79,022	1,501
WC800N	2	20	0.019	350	24,370	458
WC800N	3	15	0.013	500	715,741	9,305
WC800N	4	45	0.047	350	1,155,519	53,963
WC1000N	1	27.5	0.025	400	231,081	5,823
WC1200	1	15	0.016	250	351,648	5,626
WC1200	2	10	0.020	250	448,944	8,979
WC1400N	1	20	0.015	250	131,870	2,018
WC1400N	2	15	0.139	350	461,559	64,295
WC1400N	3	20	0.013	400	969,481	12,894
WC1600N	1	25	0.012	400	724,385	8,548
		23.0	**Average Width in feet**			
West Cliffs Indicated Resource Totals					**6,955,230**	**206,584**

Northeast Resource Area

Section ID	Poly No.	'True Width' in Feet	wtd avg grade opt AuEq	Assigned Strike length (ft)	Short Tons	Contained Equivalent Ounces
100N	1	25	0.028	250	136,870	3,778
200N	1	30	0.016	100	71,296	1,126
300N	1	50	0.036	100	172,785	6,220
400N	1	42	0.015	175	345,981	5,224
600N	1	84	0.012	150	305,956	3,580
700N	1	12.5	0.020	150	70,044	1,373
800N	1	15	0.033	100	58,837	1,942
900N	1	18.3	0.020	120	68,036	1,368
1100N	1	95	0.033	100	79,511	2,624
1200N	1	95	0.033	100	61,793	2,039
1300N	1	15	0.033	300	80,889	2,669
1400N	1	15	0.013	250	47,796	621
1700N	1	110	0.011	250	1,017,593	11,194
1700N	2	50	0.037	250	287,981	10,655
2200N	1	85	0.012	150	561,700	6,740
2300N	1	85	0.012	150	263,322	3,160
2400N	1	12.5	0.021	125	71,111	1,493
2500N	1	15	0.017	125	67,130	1,141
2600N	1	50	0.030	200	205,970	6,179
2800N	1	3	0.190	150	29,289	5,565
2800N	2	50	0.027	150	79,444	2,145
2800N	3	45	0.038	150	185,300	6,967
2800N	4	100	0.037	200	331,156	12,253
2900N	1	50	0.032	200	233,733	7,479
2900N	2	47.5	0.013	200	190,415	2,513
3000N	1	90	0.026	100	62,844	1,659
3000N	2	70	0.021	250	99,722	2,094
3100N	1	67	0.016	100	254,911	4,079
3200N	1	100	0.017	150	97,867	1,664
		52.6	**Avg. Width in Feet**			
Northeast Resource Area Totals					**5,539,284**	**119,545**

Loaves Resource Area

Section ID	Poly No.	'True Width' in Feet	wtd avg grade opt AuEq	Assigned Strike length (ft)	Short Tons	Contained Equivalent Ounces
1000N	1	25	0.028	250	85,481	2,393
1200N	1	60	0.033	300	621,844	20,521
1600N	1	22.5	0.022	400	362,993	7,986
2000N	1	60	0.011	400	1,142,133	12,563
2000N	2	20	0.037	400	287,585	10,641
2400N	1	60	0.013	400	606,015	7,878
2600N	1	85	0.012	400	810,874	9,730
		47.5	**Avg. Width in Feet**			
Loaves Resource Area Totals					**3,916,926**	**71,713**

Table 6.

Hercules Inferred Resource Summary

Resource Area	Short Tons	Equivalent Ounces	Avg Grade opt AuEq
WEST CLIFFS	1,240,025	39,222	
NORTHEAST	7,981,324	180,300	
LOAVES	10,791,132	197,569	
Totals	**20,012,482**	**417,091**	**0.021**

There are no known environmental, permitting, legal, title, taxation, socio-economic, marketing, political or other relevant issues which are likely to negatively affect the economic value of the Hercules project or the Hercules resources other than the issues already described in this report. Nevada continues to be one of the most favorable governing bodies for mining in the world, and certainly in the USA. While


LOAVES SECTION 1000N
NORTHEAST SECTION 400N
WEST CLIFFS SECTION 1600N

FIG. 7
WILLOW CREEK ENTERPRISES
HERCULES PROJECT
REPRESENTATIVE RESOURCE
CROSS SECTIONS

metallurgical studies at Hercules are limited, all available indications are that recoveries of both gold and silver from Hercules ores would be effective by current heap leaching methods, as utilized in numerous active mines in Nevada. There is no existing infrastructure at Hercules to support or hamper a bulk tonnage, large scale mining operation. Nearby communities would provide a skilled labor force. The local communities are currently economically depressed and the real estate market is in decline. It is likely that mining would be viewed favorably as adding jobs and a tax base to the community.

18. OTHER RELEVANT DATA AND INFORMATION

The author is not aware of any other data or information which would add materially to the understanding or authenticity of this report.

19. INTERPRETATION AND CONCLUSIONS

The Hercules Project represents a volcanic hosted, epithermal gold and silver deposit with characteristics similar to other historic and currently mined deposits in Nevada. The author's site visit and rock chip sample results confirm the geological framework and mineralization models suggested for Hercules by previous workers, especially those of AGFL. Rock chip sampling and geologic mapping by historic workers has provided reliable bases for both known mineralization and points of interest for future exploration. Drill density is reasonable across known resource areas, but could be enhanced, especially where there are no silver values available in historic drilling. Current exploration models include a higher grade, feeder system to the epithermal, near-surface mineralization at Hercules. There has been little or no drilling to date which targets deeper mineralization.

Mineralizing controls and favorable rock types are not well understood. For this reason, a significant portion of proposed exploration will involve core drilling. A better understanding of the mineralogy of gold and silver mineralization, and of the metallurgical impacts on economic recovery of Hercules ores is also suggested.

20. RECOMMENDATIONS

A two-phase exploration program is proposed for the 2011 field season at Hercules. Initial Phase I expenditures of $275,000 (USD) will be utilized in a program of angle drill holes, both core and reverse-circulation-rotary (RC). This program will attempt to confirm and enhance indicated resources with infill drilling, especially in areas lacking silver assays. A portion of this drilling should attempt to extend known mineralized zones along strike trends under cover, and beyond historic drilling. Core drilling is necessary to determine favorable rock types, subtle alteration associated with mineralization, and ultimately to build a structural model from which to target future drilling, especially deeper drilling. The

WILLOW CREEK ENTERPRISES
HERCULES PROJECT
CONCEPTUAL
CROSS SECTION C-C'



W
E
07-12
06-05
87-27
87-46
5800
5700
5600
5500
5400
Tdf
Tlt
Tat
Tm
490
485
380
390
280
210
450
230
U
D
287900 4345920
287960 4459200
Contact, dashed where approxmiate,
? where queryed
Post
mineral
fault
Mineralized
fault
Tdf dacite flow
Tlt latite
Tat andesite
Tm mudstone
490 ppb Au

FIG. 8

geologist dedicated to the drilling program should attempt to add detail, especially any structural framework which could be used to target deeper mineralization, whenever time permits.

A portion of the proposed budget will be set aside for metallurgical testing of Phase I drill cuttings and core. Phase I metallurgical testing will attempt to determine ideal recovery methods and suggest recovery rates for Hercules ores.

Additionally, a limited geophysical survey is proposed. The consulting geophysicist currently recommends either IP of CSAMT to determine if Hercules style mineralization and/or deep feeder structures can be identified through cover. Please see Table 7 for a proposed budget summary.

Table 7.

Table 7. Proposed Hercules Budget 2011					
Phase I					
Road Building and Drill Pad Construction					$10,000
RC Drilling (includes supplies and assays)					
2,150	feet @	$ 30.00	per foot		$ 64,500
Core Drilling (includes supplies and assays)					
2,000	feet @	$ 80.00	per foot		$ 160,000
Metallurgical Testing					$ 5,000
Supervision and Overhead					$ 25,500
Geophysical Survey					$ 10,000
Total Budget Phase I					**$275,000**
Phase II					
Road Building and Drill Pad Construction					$5,000
RC Drilling (includes supplies and assays)					
2,500	feet @	$ 30.00	per foot		$75,000
Core Drilling (includes supplies and assays)					
3,000	feet @	$ 80.00	per foot		$240,000
Supervision and Overhead					$30,000
Geophysical Survey					$50,000
Total Budget Phase II					**$400,000**

The above outlined Phase II program would be triggered by drilling success in either enhancing known resources or in discovering indications of a deeper, higher grade feeder structure. Lacking either of these successes, a limited Phase II could be triggered by the determination that geophysical methods are

suitable for detecting viable drill targets at Hercules. A proposed budget of $400,000 is provided for Phase II. Phase II would involve a mix of core and RC drilling. A portion of the Phase II budget is allotted to geophysical surveys on the contingency that the limited surveys in Phase I are successful.

21. REFERENCES

Boden, David R., Reischman, Mark R. and Biggs, James O., (1996) Geology and Mineralization of the Bullfrog Mine and vicinity, Nye County, Nevada

Bonham, Jr., Harold F., and Garside, Larry J., (1979) Geology of the Tonopah, Lone Mountain, Klondike, and Northern Mud Lake Quadrangles, Nevada: Nevada Bureau of Mines and Geology; Bulletin 92

Bonham, Harold F., (1986) Models for Volcanic-Hosted Epithermal Precious Metal Deposits, Nevada Bureau of Mines and Geology .

Coral Gold Resources Ltd., 2009: Press Release October 9, 2009, 3 p.

Davis, David A., (1999), Gold and Silver Resources in Nevada: Nevada Bureau of Mines and Geology; Map 120

Duerr, Herb, 2008, Year End Summary Report, Minquest Internal Report.

Goodall, G., 2003, Summary Report and Exploration Proposal on the Hercules Gold Prospect, Lyon County, Nevada.

Hayba, Daniel O., Bethke, Philip M., Heald, Pamela and Foley, Nora K., (1985) Geologic, Mineralogic, and Geochemical Characteristics of Volcanic-hosted Epithermal Precious-metal Deposits in Berger, B.R. and Bethke, P.M., editors, Geology and Geochemistry of Epithermal Systems, Reviews in Economic Geology, Vol. 2

Kinross Gold Corporation, 2003-2008: Annual Reports, Internet.

Maddry, John W., Coyle, Robert D. and Pettit, Paul M., (1988) Geology of the Manhattan Gold Deposit, Nye County, Nevada in Schafer, Robert W., Cooper, James J. and Vikre, Peter G., editors, Bulk Mineable Precious Metal Deposits of the Western United States.

McKee, Edwin H., (1996) Cenozoic Magmatism and Mineralization in Nevada in Coyner, A.R., and Fahey, P.L., editors, Geology and Ore Deposits of the American Cordillera: Geological Society of Nevada Symposium Proceedings .

Moore, James G., (1969) Geology and Mineral Deposits of Lyon, Douglas and Ormsby Counties, Nevada, Nevada Bureau of Mines and Geology, Bulletin 75.

Nevada Bureau of Mines and Geology, (1987), Open File Report 87-6, Mining History and Place Names of the Comstock Area, A Field Trip Guidebook .

Noland, P., 2008, Personal communication and direct knowledge, Technical Services Group, Barrick Gold Corp., Cortez Gold Mines, 2005-2008.

Pioneer Mining Corporation, (1992), Hydra-Hercules Project, Progress Report and Preliminary Gold Estimate, private corporate report

Romberger, S.B., (1988) Disseminated Gold Deposits in Roberts, R.G. and Sheahan, P.A., editors, Ore Deposit Models. P. 21 to 30

Saunders, J.A., Cook, R.B., and Schoenly, P.A., (1996) Electrum disequilibrium crystallization textures in volcanic-hosted bonanza epithermal gold deposits in northern Nevada, in Coyner, A.R., and Fahey, P.L., editors, Geology and Ore Deposits of the American Cordillera: Geological Society of Nevada Symposium Proceedings, p.173-179

Stewart, John H., (1980) Geology of Nevada: Nevada Bureau of Mines and Geology, Special Publication 4 .

Stewart, John H., (1999), Geologic Map of the Carson City 30 X 60 Minute Quadrangle, Nevada, Nevada Bureau of Mines and Geology, Map 118

Tingley, Joseph V. and Berger, Byron R.; (1985) Lode Gold Deposits of Round Mountain, Nevada: Nevada Bureau of Mines and Geology, Bulletin 100

Tingley, Joseph V. and Bonham, Jr., Harold F. (1986) Sediment-Hosted Precious-Metal Deposits of Northern Nevada: Nevada Bureau of Mines and Geology; Report 40.

Vikre, Peter, and McKee, Edwin, 1994, Geology, Alteration, and Geochronology of the COMO District, Lyon County, Nevada, Econ. Geol., Vol. 89, pp. 639-646.

Wilson, S.E., 2009, Technical Report, Allied Nevada Gold Corp., Hycroft Mine, Winnemucca, Nevada, 160

22. DATE AND SIGNATURE PAGE

I, Paul D. Noland, 2044 Sierra Drive., Elko, Nevada, U.S.A., hereby certify:

1. I am a graduate of Lamar University (1971) with a B.Sc. degree in geology, and

am a Certified Professional Geologist with certification through AIPG (#11293).

2. I am presently employed as a consulting geologist.

3. I have been employed in my profession by various mining companies since 1974.

4. I have read the definitions of "Qualified Person" set out in NI 43-101 and certifythat by reason of my education, affiliation with a professional association (as defined in NI 43-101), (Certified Professional Geologist, #11293 from AIPG, member of Geological Society of Nevada) and past relevant work experience, I fulfill the requirements to be a"Qualified Person" for the purposes of NI 43-101.

6. I am responsible for all sections of this report, utilizing in part the data summarized in the References section of this report.

7. This certificate applies to the technical report titled *'Hercules Project, Lyon County, Nevada, Technical Review and Resource Estimation' for Willow Creek Enterprises, March 25, 2011.*

8. I have visited the Hercules property on January 31, 2011. I had no prior involvement with the Hercules Property before this date.

9. I hold no office with Willow Creek Enterprises., and am therefore independent of all ownership in the Hercules Project and all its subsidiaries as defined in Section 1.4 of NI 43-101 and in Section 3.5 of the Companion Policy to NI43-101.

10. To the best of my knowledge, information and belief, this report contains all the scientific and technical information that is required to be disclosed to make this technical report not misleading.

11. I consent to the filing of this technical report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public.

 [2]

Paul D. Noland, Dated at Elko, Nevada this 25th day of March, 2011.

APPENDICES

Appendix I		
Hercules Project Claims List		
MinQuest is the Owner of Record for all claims listed below		
Claim Name	Bureau of Land Management Serial Number	Fees Current Through Year
HERCULES #2	NMC804978	2011
HERCULES #3	NMC804979	2011
HERCULES #48	NMC804984	2011
HERCULES #49	NMC804985	2011
HERCULES #52	NMC804987	2011
HERCULES #53	NMC804988	2011
APOLLO 1	NMC832280	2011
APOLLO 3	NMC832281	2011
APOLLO 5	NMC832282	2011
APOLLO 9	NMC832283	2011
APOLLO 11	NMC832284	2011
APOLLO 18	NMC832285	2011
APOLLO 20	NMC832286	2011
APOLLO 22	NMC832287	2011
APOLLO 23	NMC832288	2011
APOLLO 25	NMC832289	2011
HERCULES 1	NMC832290	2011
HERCULES 4	NMC832291	2011
HERCULES 5	NMC832292	2011
HERCULES 6	NMC832293	2011
HERCULES 7	NMC832294	2011
HERCULES 8	NMC832295	2011
HERCULES 12	NMC832296	2011
HERCULES 13	NMC832297	2011
HERCULES 14	NMC832298	2011
HERCULES 19	NMC832299	2011
HERCULES 44	NMC832300	2011
HERCULES 45	NMC832301	2011
HERCULES 46	NMC832302	2011
HERCULES 47	NMC832303	2011
HERCULES 50	NMC832304	2011
HERCULES 51	NMC832305	2011
HERCULES 54	NMC832306	2011
HERCULES 55	NMC832307	2011
APOLLO 24	NMC905401	2011
APOLLO 7	NMC905402	2011
APOLLO 16	NMC905403	2011
APOLLO 17	NMC905404	2011
APOLLO 19	NMC905405	2011
APOLLO 21	NMC905406	2011
APOLLO 4	NMC1003135	2011
APOLLO 6	NMC1003136	2011

APOLLO 8	NMC1003137	2011
APOLLO 10	NMC1003138	2011
APOLLO 12	NMC1003139	2011
APOLLO 50	NMC1003140	2011
APOLLO 51	NMC1003141	2011
APOLLO 52	NMC1003142	2011
APOLLO 53	NMC1003143	2011
APOLLO 54	NMC1003144	2011
APOLLO 55	NMC1003145	2011
APOLLO 56	NMC1003146	2011
APOLLO 23	NMC1003147	2011
HERCULES 47	NMC1003148	2011
HERCULES 51	NMC1003150	2011
HERCULES 54	NMC1003151	2011
HERCULES 55	NMC1003152	2011
APOLLO 57	NMC1038721	2011
APOLLO 58	NMC1038722	2011
APOLLO 59	NMC1038723	2011
APOLLO 60	NMC1038724	2011
APOLLO 61	NMC1038725	2011
APOLLO 62	NMC1038726	2011
APOLLO 63	NMC1038727	2011
APOLLO 64	NMC1038728	2011
APOLLO 65	NMC1038729	2011
APOLLO 66	NMC1038730	2011
APOLLO 67	NMC1038731	2011
APOLLO 68	NMC1038732	2011
APOLLO 69	NMC1038733	2011
APOLLO 70	NMC1038734	2011
APOLLO 71	NMC1038735	2011
APOLLO 72	NMC1038736	2011
APOLLO 73	NMC1038737	2011
APOLLO 74	NMC1038738	2011
HERCULES 56	NMC1038739	2011
HERCULES 101	NMC1038740	2011
HERCULES 102	NMC1038741	2011
HERCULES 103	NMC1038742	2011
HERCULES 104	NMC1038743	2011
HERCULES 105	NMC1038744	2011
HERCULES 106	NMC1038745	2011
HERCULES 107	NMC1038746	2011
HERCULES 108	NMC1038747	2011
HERCULES 109	NMC1038748	2011
HERCULES 110	NMC1038749	2011

APPENDIX II

FRITZ GEOPHYSICAL REPORT ON HERCULES PROJECT

Hercules Properties, Lyon County Nevada, 2-D Modeling and a re-Interpretation of an old IP-Resistivity Survey

Summary

At the request of Richard Kern of American Gold Fields, I have supervised the 2-D modeling and completed a re-interpretation of a set of six old EW IP-Resistivity lines over the Hercules Properties in central Lyon County, Nevada. The objectives of this re-interpretation were to complete 2-D modeling of the IP data and integrate the data with drilling completed after the previous survey interpretation. In addition the re-interpretation would determine the resistivity signatures of the host rocks, locate possible structures, determine possible alteration, and map responses that may be associated with economic mineralization. The 2-D models are presented in profile and plan map views and in a 3-D viewer for conceptual understanding.

The interpretation is of a complex layered and faulted section of sediment and volcanic host rocks. Three host rock types have been defined but only the low resistivity, high IP effect mudstone unit is well defined. This mudstone unit outcrops to the north and extends under cover to the south, through out the survey area. Most of the interpreted structures and sources appear to be reasonably small compared to the line spacing and dipole sizes. None are well defined. North-south and easterly structures were interpreted from the resistivity data. In general, the IP responses appear to be disconnected from the resistivity responses.

No specific responses have been selected for possible economic association. Two IP highs and an unusual resistivity response are indicated as possible targets but all of these data and interpretations should be correlated with the known geology to select possible economic targets.

Should these data indicate possible mineralization associations additional work may be warranted. The very low resistivity mudstone unit would make additional IP-Resistivity of little use. For deeper and more detailed exploration of additional targets the recommended geophysical method would be CSMT with a smaller receiver dipole size.

Conclusions and Recommendations

The apparently complexly broken environment has not been well defined by these data. The contoured 2-D model sections and plan maps should be correlated with the known geology as closely as possible. In addition, the 3-D presentation of the 2-D models can be used as a conceptual model to assist in understanding the locations of the small geologic blocks. The 3-D model should not be used for target definition.

No specific exploration targets have been interpreted from these data. Two "Coherent IP highs" and the "Break through resistivity high" may be of economic interest. Some of the other IP highs defined by the 2-D models may be of use in defining exploration targets. All of these possibilities should be correlated with the known geology and drilling to date to determine their importance for exploration.

Should these data indicate possible mineralization associations additional work may be warranted. The very low resistivity mudstone unit would make additional IP-Resistivity of little use. For deeper and more detailed exploration of additional targets the recommended geophysical method would be CSMT with a smaller receiver dipole size.

Introduction

At the request of Richard Kern of American Gold Fields, I have supervised the 2-D modeling and completed a re-interpretation of an old IP-Resistivity survey over the Hercules Properties in central Lyon County, Nevada. The objectives of this re-interpretation were to complete 2-D modeling of the IP data and integrate the data with drilling completed after the previous survey interpretation. In addition the re-interpretation would determine the resistivity signatures of the host rocks, locate possible structures, determine possible alteration, and map responses that may be associated with economic mineralization.

The interpretation is of a complex layered and faulted section of sediment and volcanic host rocks. The complex 3-D nature of the responses is difficult to present in this report. Several presentations are included to facilitate the understanding of the interpretation. Only a limited number of interpretation presentations are included with this report and are at a scale to fit the report page. The interpretation overlay and any of the data presentations can be reproduced at larger scales as necessary. Contours and color schemes for the data are designed to accentuate the important responses rather than an equal distribution through the data sets.

Data Base

The original IP-Resistivity data were collected from Dec 1988 to March 1989. The report of the original survey described the difficulties of data collection, equipment changes, and accidents during the survey, etc. These problems were removed and compensated for where possible and the final data set was as a high a quality as possible, under the circumstances. A total of six east-west lines were completed. The first two lines were run with 300' dipoles in a dipole-dipole array. The next four lines were run with a 400' d-d array. The six lines were inverted to produce an elevation and terrain corrected 2-D model for the resistivity and IP distribution. The 2-D models were the main data base for the interpretation. A complete set of the original data and the 2-D model calculations are included with this report along with plan map views of the interpretation and contoured 2-D model data.

The 2-D models and the 3-D presentation of these models should be used with caution. A rule of thumb for dipole-dipole electrode arrays is that sources deeper than about 2 dipole sizes, 600or 800 ft in this case, cannot be detected for the best of cases. This estimated depth has been indicated on the 2-D model sections included. For more difficult resistivity distributions this depth can be considerably less. For this data set there is a very low resistivity layer through out the survey area, interpreted to be the mudstone unit. For this type of high contrast the depth of investigation is probably from one to one and a half dipole sizes. In the southern part of the survey it does not appear that the low resistivity layer was penetrated. In other words there is no information from below the mudstone. In the northern end the mudstone outcrops and there appear to be some sources below the mudstone.

The 2-D models are calculated to depths much greater than the 'rule of thumb' two dipole sizes. This depth should be noted when correlating with the geology. The 3-D presentation also extends to greater depths that are supported by the data. This has been included as the topography drops to the north. In order to complete the 3-D presentation a consistent bottom elevation had to be used. Again the depths from the surface should be used to relate to the known geology.

Several presentations of the 2-D model data are included with this report. In addition the 2-D data were compiled into a 3-D presentation for conceptual understanding of the response relationships and the interpretation. The 3-D model is an approximation of the 2-D model which is an approximation of the measured values which is an approximation of the ground physical properties. The 3-D models should only be used as a visualization tool and any specific responses should be referred to the 2-D models, the basic data, and the known geology.

Expected Target Type

The expected target is structurally controlled near vertical vein type mineralization associated with northerly structures suggested by known gold deposits to the south. In addition, there may be economic mineralization associated with horizontally layered disseminated mineralization. The host rocks are possibly altered tuffs. The resistivity of a tuff is normally low. The primary rock type mapped in the area is a mudstone that is expected to have a very low resistivity.

Host Rock Physical Properties

The first part of the interpretation process is the definition of the various host rock responses. In general, mineralization and alteration are areas that are different than the host rocks enclosing them. Consequently, defining the host response is necessary to determine the changes caused by possible alteration and mineralization. The interpreted Rock Types and possible alteration responses are listed in Table I, below. The interpreted rock types are poorly defined, as discussed below. Only the interpreted mudstone appears to be well defined and appears to be a reasonably continuous second layer through out the survey area.

Table I
Physical Properties, Host Rocks

Rock Type	Location	Resistivity Ohm-m	IP Effect msec
Vol1	Thin cover to south	200+	3 - 4
Mudstone Thin sheet	2d layer outcrop to north	<10	<1
Vol2?	deeper 3d layer To the north	50 – 100	variable

The six lines of IP-Resistivity data and the 2-D models calculated from these data appear to show a very structurally complex area. The only geologic unit that is traceable along individual lines and between lines appears to be a layered mudstone unit that out crops in the north end of the survey area and was intersected in drill holes. This unit is defined by a very low resistivity, less than 10 ohm-m and a very low IP effect, less than 2 msec. The unit outcrops to the north and extends under cover to the south. It appears

to be very broken with block sizes similar to the dipole size of 300 or 400 ft. To the south end of the survey the IP-Resistivity data does not appear to have penetrated this low resistivity unit.

There appears to be an almost complete disconnect between the resistivity features and the IP effects, with the exception of the mudstone unit. The small erratic features near surface may be caused by poor surveying of the original lines and the topographic corrections being made in the wrong place. The majority of these features are considerably smaller than the dipole size and not well defined. Deeper resistivity and IP sources probably are an artifact of the modeling software and are often below the two dipole rule of thumb.

Only two areas of high IP effect have been interpreted to be of possible economic interest. These are shown as “Coherent IP highs” on the Plan view plots. These appear to be reasonable sources from the original data and have some support between lines. One high resistivity feature is interpreted to have depth extent and appears to cut the mudstone unit. This is noted as a “Break through resistivity high” on the plots.

Structures

A series of ENE and NS structures have been interpreted from the resistivity data and are shown on the enclosed overlays and model sections. The structures are consistently perpendicular and parallel to the survey lines. The interpretation suggests that the actual geologic blocks are similar in size to the separation of the survey lines and not much bigger than the dipole sizes used. Definition of the probable size of geologic blocks is difficult with these data. The interpreted structures all appear to offset and bound higher IP effects. In no case was there an IP effect associated with a structure.

Priority Target Selection

No specific exploration targets have been interpreted from these data. The apparent small geologic block size compared to the line spacings and dipole sizes does not allow a definitive interpretation of expected sources. The two “Coherent IP highs” and the “Break through resistivity high” may be of economic interest. Some of the other IP highs defined by the 2-D models may be of use in defining exploration targets. All of these possibilities should be correlated with the known geology and drilling to date to determine their importance for exploration.

Fire Angel Project



Northing UTM m
4347500
4347000
4346500
4346000
4345500
4345000
Easting UTM m
286000
286500
287000
287500
288000
288500
289000
289500
Line 39,000N
Line 38,500N
Line 37,500N
Line 36,750N
Line 36,000N
Line 35,000N
Coherent IP Highs
Targets and Resources
Break through resistivity high
T-1
T-2
T-4
T-5
T-6
T-7
T-9
A
B
C
D
E-1
E-2

Fritz Geophysics June 2005

2-D Model Data at an elevation of 5200'

2-D Model IP Effect


Coherent IP Highs
Break through resistivity high
Grid North ft.
38000
37000
36000
35000
1000
2000
3000
4000
5000
6000
7000
8000
ci = 1 mv
Grid East ft.

2-D Model Resistivity


Coherent IP Highs
Break through resistivity high
Grid North ft.
38000
37000
36000
35000
1000
2000
3000
4000
5000
6000
7000
8000
ci = logarithimic
Grid East ft.

Fritz Geophysics June 2005

Grid northing and easting not related to line numbers, stations, or any surface grid

Structures Interpreted from Resistivity data and models

2-D Model Data at an elevation of 5500'

2-D Model IP Effect


Coherent
IP Highs
Break through
resistivity high
Grid North ft.
38000
37000
36000
35000
1000
2000
3000
4000
5000
6000
7000
8000
ci = 1 mv
Grid East ft.

2-D Model Resistivity


Coherent
IP Highs
Break through
resistivity high
Grid North ft.
38000
37000
36000
35000
1000
2000
3000
4000
5000
6000
7000
8000
ci = logarithimic
Grid East ft.

Fritz Geophysics June 2005

Grid northing and easting not related to line numbers, stations, or any surface grid

Structures Interpreted from Resistivity data and models

Appendix III

Results of PDN Rock Samples from January 2011 Site Visit

Sampl e ID	UTM N	UTM East	Elevation(fee t)	Description and Comments
PNHR -01	434582 1	28741 3	5829	Outcrop chip of quartz-chalcedony vein in volcanic agglomerate. White to grey banded quartz with some open space filling of terminated quartz xtals. 'Vein' outcrop is 30 to 50 feet wide, overall outcrop trends N-S
PNHR -02	434618 6	28752 4	5951	Outcrop chip at 'Loaves' resource area. Silicified, banded outcrop is about 20 feet wide with banded quartz. Strike roughly N-S dip steeply to East
PNHR -03	434612 8	28766 1	5795	Outcrop of flow banded agglomerate with silica and breccia. Finely disseminated pyrite-arsenopyrite
PNHR -04	434648 7	28802 0	5599	Outcrop chip of silicified volcanic agglomerate with hint of quartz vein and banded quartz.
PNHR -05	434545 5	28811 3	5870	subcrop of mudstone, silicified and brecciated with evidence of quartz banding. Proximal to contact with volcanic agglomerate. Fresh surface shows vfg dissemnated pyrite or arsenopyrite
PNHR -06	434544 8	28808 4	5893	Subcrop of silicified, brecciated mudstone with evidence of vfg sulfide and quartz banding
PNHR -07	434531 2	28815 5	6022	Outcrop chip, brecciated silicified volc tuff, hint of banded quartz outcrop trends N20E, dip to SE at 70
PNHR -08	434507 0	28788 7	6121	Dump select, lower adit at old Hercules mine. Brecciated banded quartz veinwith closts and fracture coasts of pyite-arsenopyrite plus gossan with goethite
PNHR -09	434507 0	28788 7	6121	Dump select, lower adit at old Hercules mine. Brecciated banded quartz veinwith closts and fracture coasts of pyite-arsenopyrite plus gossan with goethite
PNHR -10	434521 9	28752 4	6254	Prospect pit, dump select. Banded quartz with open space fillings and iron-oxide breccias. Shear-vein here trends N25E, dip 75 to NW
PNHR -11	434547 6	28746 4	5940	outcrop chip, silicified breccia with some bleaching in volcanic agglomerate, drusy quartz with open spaces and irregular black blebs (carbon?)

SAMPLE ID	Au ppm	Ag ppm	Al %	As ppm	Au ppm	B ppm
PNHR-01	0.209	1	0.4	550	0.2	<10
PNHR-02	0.359	2.1	0.13	268	0.4	<10
PNHR-03	1.535	4.9	0.38	3210	1.5	<10
PNHR-04	1.905	15.3	0.55	1600	1.9	<10
PNHR-05	0.033	2.8	0.29	310	<0.2	<10
PNHR-06	0.096	0.7	0.38	746	<0.2	<10
PNHR-07	0.164	3.2	0.63	459	0.2	<10
PNHR-08	0.65	7.3	0.78	2170	0.7	<10
PNHR-09	1.2	13.8	0.52	1010	1.2	<10
PNHR-10	2.34	238	0.28	620	2.2	<10
PNHR-11	0.202	3.1	0.54	480	0.2	<10

SAMPLE ID	Ba	Be	Bi	Ca	Cd	Ce
PNHR-01	ppm	ppm	ppm	%	ppm	ppm
PNHR-02	170	0.25	0.02	0.2	0.13	8.45
PNHR-03	80	0.1	0.01	0.08	0.04	3.02
PNHR-04	150	0.13	0.04	0.21	0.04	14.9
PNHR-05	150	0.25	0.03	0.15	0.12	19.05
PNHR-06	80	0.09	0.03	0.34	0.04	5.2
PNHR-07	150	0.1	0.04	0.12	0.06	7.45
PNHR-08	70	0.23	0.07	0.14	0.04	9.87
PNHR-09	30	0.18	0.03	0.13	0.05	13.6
PNHR-10	70	0.26	0.01	1.08	0.17	12.85
PNHR-11	70	0.85	<0.01	0.13	0.19	4.16
	160	0.24	0.04	0.16	0.09	12.65

SAMPLE ID	Co	Cr	Cs	Cu	Fe	Ga
PNHR-01	ppm	ppm	ppm	ppm	%	ppm
PNHR-02	1.5	22	1.02	5.7	1.67	3.49
PNHR-03	0.6	16	0.55	3.5	0.98	0.7
PNHR-04	2.3	6	3.66	10.3	1.7	2.1
PNHR-05	0.6	9	3.22	7.8	2.32	2.65
PNHR-06	1.9	14	1.12	14.5	2.04	1.63
PNHR-07	2	11	1.78	10.3	2.29	1.89
PNHR-08	1	8	2.64	6.1	1.21	3.29
PNHR-09	3.5	13	4.14	8.6	3.02	5.67
PNHR-10	2.7	11	3.03	11.8	2.58	4.22
PNHR-11	6.3	11	2.29	11.8	1.7	1.61

	2	13	3.35	13.6	1.69	4.23

	Ge	Hf	Hg	In	K	La
SAMPLE ID	ppm	ppm	ppm	ppm	%	ppm
PNHR-01	<0.05	0.05	0.23	0.009	0.19	4.3
PNHR-02	<0.05	0.03	0.2	<0.005	0.13	1.6
PNHR-03	0.06	0.06	0.99	0.018	0.36	7.5
PNHR-04	0.08	0.07	1.82	0.028	0.54	9.2
PNHR-05	<0.05	0.03	0.07	<0.005	0.1	3.6
PNHR-06	0.05	0.04	0.37	0.006	0.18	4.5
PNHR-07	<0.05	0.04	0.12	0.012	0.21	5
PNHR-08	0.08	0.04	3.35	0.016	0.23	7.2
PNHR-09	0.1	0.04	2.18	0.007	0.22	6.2
PNHR-10	0.05	0.03	1.86	<0.005	0.13	2
PNHR-11	<0.05	0.06	0.12	0.014	0.28	6

	Li	Mg	Mn	Mo	Na	Nb
SAMPLE ID	ppm	%	ppm	ppm	%	ppm
PNHR-01	1.8	0.03	109	0.57	<0.01	0.15
PNHR-02	1.2	0.01	81	0.93	<0.01	0.19
PNHR-03	0.5	0.03	37	6.69	<0.01	0.08
PNHR-04	0.8	0.03	76	26.3	<0.01	0.14
PNHR-05	4.8	0.11	111	10.7	<0.01	0.16
PNHR-06	4.1	0.1	85	10.55	<0.01	0.09
PNHR-07	2	0.07	88	11.7	<0.01	0.14
PNHR-08	8.5	0.35	81	42.4	0.01	<0.05
PNHR-09	2.4	0.08	59	100	0.01	0.08
PNHR-10	4.8	0.02	249	84.1	<0.01	0.1
PNHR-11	2.5	0.06	129	16.25	<0.01	0.14

SAMPLE ID	Ni	P	Pb	Rb	Re	S
PNHR-01	ppm	ppm	ppm	ppm	ppm	%
PNHR-02	1.9	1200	4.2	6.8	<0.001	0.12
PNHR-03	1.4	350	1.6	4	<0.001	0.1
PNHR-04	1.9	230	7.9	11	<0.001	0.64
PNHR-05	0.8	860	9.3	13.6	<0.001	0.46
PNHR-06	5.9	210	3.7	3.3	0.002	0.43
PNHR-07	4.2	310	4.5	6.4	0.001	1.15
PNHR-08	1.1	320	6.9	10.4	<0.001	0.07
PNHR-09	3.3	470	7.6	11.1	<0.001	1.82
PNHR-10	2.4	4700	4.4	10.1	0.001	0.65
PNHR-11	8.7	660	1.5	5.4	<0.001	0.14
	2.9	510	6.9	10.1	<0.001	0.14

	Sb	Sc	Se	Sn	Sr	Ta
SAMPLE ID	ppm	ppm	ppm	ppm	ppm	ppm
PNHR-01	14.8	1.8	1.5	0.2	83.9	<0.01
PNHR-02	12.65	0.5	1.3	<0.2	49.1	<0.01
PNHR-03	51.2	1.9	5.1	0.2	155.5	<0.01
PNHR-04	90.2	2.5	8	0.2	371	<0.01
PNHR-05	7.89	0.9	2.1	0.2	28.9	<0.01
PNHR-06	19.85	1.1	1.7	0.2	68.7	<0.01
PNHR-07	10.3	1.9	1.2	0.3	24.7	<0.01
PNHR-08	100.5	2.8	8.4	0.2	14.7	<0.01
PNHR-09	37.6	1.3	13.2	<0.2	78.7	<0.01
PNHR-10	117.5	0.5	5.2	<0.2	87	<0.01
PNHR-11	13.05	2.3	0.6	0.2	49.2	<0.01

	Te	Th	Ti	Tl	U	V
SAMPLE ID	ppm	ppm	%	ppm	ppm	ppm
PNHR-01	<0.01	0.6	<0.005	0.34	2.26	45
PNHR-02	<0.01	0.3	<0.005	0.21	0.43	11
PNHR-03	0.01	1.1	<0.005	0.75	0.32	19
PNHR-04	<0.01	1.5	<0.005	0.55	0.39	39
PNHR-05	<0.01	0.4	<0.005	0.15	0.17	15
PNHR-06	<0.01	0.4	<0.005	0.44	0.21	23
PNHR-07	<0.01	0.5	<0.005	0.15	0.15	24
PNHR-08	<0.01	0.6	<0.005	2.03	0.16	42
PNHR-09	0.02	0.4	<0.005	0.98	3.2	90
PNHR-10	<0.01	0.2	<0.005	1.27	0.5	83
PNHR-11	<0.01	0.8	<0.005	0.36	0.45	37

	W	Y	Zn	Zr
SAMPLE ID	ppm	ppm	ppm	ppm
PNHR-01	0.4	2.04	22	1.7
PNHR-02	0.37	1.07	10	1
PNHR-03	0.7	1.18	24	1.6
PNHR-04	1.67	1.95	13	2.2
PNHR-05	0.21	1.13	21	0.8
PNHR-06	0.23	2.07	18	1.4
PNHR-07	0.16	1.35	12	1.3
PNHR-08	0.25	2.37	19	1
PNHR-09	1.15	4.21	32	1.1
PNHR-10	0.26	9.7	105	0.6
PNHR-11	0.59	2.47	20	2.1